EXHIBIT 99.11

HORIZON PCS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)
(Dollars in thousands, except per share amounts)

	Successor Company	Predecessor Company
	For the Six Months Ended June 30, 2005	For the Six Months Ended June 30, 2004

Revenues:
Service revenue	$57,003	$89,075
Roaming revenue	31,849	34,590
Equipment and other	2,247	2,664
Total revenues	91,099	126,329
Operating Expenses:
Cost of service and roaming (exclusive of depreciation, as shown separately below)	(48,618)	(83,422)
Cost of equipment	(4,154)	(2,942)
Selling and marketing	(12,321)	(14,105)
General and administrative	(17,464)	(15,426)
Reorganization expense (Note 2)	—	(12,077)
Non-cash stock compensation expense (For the six months ended June 30, 2005, $428 related to cost of service and roaming, $523 related to selling and marketing and $4,318 related to general and administrative)	(5,269)	(97)
Depreciation	(33,525)	(16,340)
Amortization of intangible assets (Note 7)	(17,837)	—
Gain on disposal of property and equipment (Note 6)	720	46,091
Total operating expenses	(138,468)	(98,318)
Operating income (loss)	(47,369)	28,011
Interest income and other, net	622	296
Interest expense	(7,079)	(4,054)
Income (loss) before benefit from income taxes	(53,826)	24,253
Benefit from income taxes	—	—
Net income (loss)	(53,826)	24,253
Preferred stock dividends	—	(6,702)
Net income (loss) available to common stockholders	$(53,826)	$17,551

Basic and diluted loss per share of common stock
Loss available to common stockholders	$(6.00)	n/a

Weighted average common shares outstanding	8,964,595	n/a

See notes to unuadited consolidated financial statements.

HORIZON PCS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)
(In thousands)

	Successor Company	Predecessor Company
	For the Six Months Ended June 30, 2005	For the Six Months Ended June 30, 2004
Cash Flows from Operating Activities:
Net income (loss)	$(53,826)	$24,253
Adjustments to reconcile net income (loss) to net cash flows from operating activities:
Gain on sale of subscribers and property to Sprint	(720)	(46,091)
Depreciation and amortization	51,362	16,340
Non-cash interest expense	262	—
Non-cash stock compensation expense	5,269	97
Provision for doubtful accounts	2,015	2,375
Changes in assets and liabilities:
Accounts receivable	(3,188)	1,340
Inventories, net	(125)	229
Prepaid expenses, other current and long term assets	(1,792)	422
Accounts payable, accrued expenses and other long term liabilities	(384)	3,529
Payable to Sprint	(1,993)	(3,361)
Liabilities subject to compromise	—	(706)
Deferred revenue	48	(2,180)
Net cash flows from operating activities	(3,072)	(3,753)
Cash Flows from Investing Activities:
Purchases of property and equipment	(10,169)	(1,276)
Proceeds from disposition of property and equipment	31	73
Proceeds from sale of subscribers and property to Sprint	720	33,011
Net cash flows from investing activities	(9,418)	31,808
Cash Flows from Financing Activities:
Repayments under senior secured credit facility	—	(32,734)
Net cash flows from financing activities	—	(32,734)
Net decrease in cash and cash equivalents	(12,490)	(4,679)
Cash and cash equivalents at beginning of period	55,541	70,651
Cash and cash equivalents at end of period	$43,051	$65,972

See notes to unaudited consolidated financial statements.

HORIZON PCS, INC.
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - Business and Basis of Presentation

Horizon PCS, Inc. (the “Company”) primarily provides wireless personal communications services (“PCS”) as a PCS affiliate of Sprint. The Company entered into management agreements with Sprint during 1998 and 1999. These agreements, as amended, provide the Company with the exclusive right to build, own and manage a wireless voice and data services network under the Sprint PCS brand in eleven contiguous states located between Sprint’s Chicago, New York and Knoxville markets which connect or are adjacent to twelve major Sprint markets. The term of the agreements is twenty years with three successive ten-year renewal periods unless terminated by either party under provisions outlined in the management agreements. The management agreements include indemnification clauses between the Company and Sprint to indemnify each party against claims arising from violations of laws or the management agreements, other than liabilities resulting from negligence or willful misconduct of the party seeking to be indemnified.

In accordance with Statement of Position 90-7, Financial Reporting by Entities in Reorganization Under the Bankruptcy Code (“SOP 90-7”), the Company adopted fresh-start accounting for financial reporting purposes as of October 1, 2004, and the Company’s emergence from Chapter 11 resulted in a new reporting entity (Note 2). The periods as of and prior to September 30, 2004 have been designated “Predecessor Company” and the periods subsequent to September 30, 2004 have been designated “Successor Company”. Under fresh-start accounting, the reorganization value of the Company was allocated to the assets based on their respective fair values and was in conformity with Statement of Financial Accounting Standards (“SFAS”) No. 141, Business Combinations. Each existing liability was stated at present value of the amount to be paid. As a result of the implementation of fresh-start accounting, the financial statements of the Company after the effective date are not comparable to the Company’s financial statements for prior periods.

The results of operations for the periods shown are not necessarily indicative of the results to be expected for the fiscal year. In the opinion of management, the information contained herein reflects all adjustments necessary to make a fair statement of the results for the periods presented. All such adjustments are of a normal recurring nature. The consolidated financial statements included herein include the accounts of Horizon PCS, Inc. and its wholly owned subsidiaries, Horizon Personal Communications, Inc. and Bright Personal Communications Services LLC. The financial information presented herein should be read in conjunction with the Company’s Form 10-K for the year ended December 31, 2004, which includes information and disclosures not presented herein.

The Company merged with and into iPCS, Inc. (“iPCS”) with iPCS surviving the merger effective on July 1, 2005 (see Note 3). Accordingly, the Company filed Form 15 with the SEC as notification that the Company will no longer be filing public documents with the SEC.

NOTE 2 - Bankruptcy

On August 15, 2003, Horizon PCS, Inc. and its operating subsidiaries, Horizon Personal Communications, Inc. and Bright Personal Communications Services LLC (collectively the “Debtors”), filed voluntary petitions for relief under Chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of Ohio (the “Bankruptcy Court”). The Debtors continued to manage their properties and operate their businesses in the ordinary course of business as “debtors-in-possession” subject to the supervision and orders of the Bankruptcy Court pursuant to Sections 1107(a) and 1108 of the Bankruptcy Code, in Case No. 03-62424 (the “Bankruptcy Case”). On June 27, 2004, the Company filed its Reorganization Plan with the Bankruptcy Court. On September 21, 2004, the Bankruptcy Court approved the Plan of Reorganization that satisfies the requirements of the Bankruptcy Code. On October 1, 2004, the Plan of Reorganization became effective.

Significant terms of the Plan of Reorganization are as follows:

•                  All common and preferred equity shares of the Debtors (and all stock options and warrants) were cancelled;

•                  The senior secured debt was paid in full;

•                  All pre-petition debt securities of the Debtors were settled and cancelled;

•                  Unexpired leases and executory contracts of the Debtors were assumed or rejected;

•                  Approximately 8.8 million shares of new common stock were issued to settle claims of bond holders, and approximately 0.2 million shares were issued to settle the claims of general unsecured creditors;

•                  Five new directors were appointed to the Company’s Board of Directors.

SOP 90-7 requires separate reporting of certain expenses, realized gains and losses and provisions for losses related to the bankruptcy filing as reorganization items. Reorganization expense for the six months ended June 30, 2004 includes approximately $0.6 million of key employee retention plan payments, $0.2 million of employee separations, $0.1 million of store closings and $11.2 million of professional fees.

During the six months ended June 30, 2005, as part of the final distribution of shares in connection with the Plan of Reorganization, the Company issued approximately 104,000 shares of new common stock to settle claims of bond holders and general unsecured creditors.

NOTE 3 — Merger Agreement with iPCS, Inc.

On March 17, 2005, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”), with iPCS, another PCS affiliate of Sprint.

On June 30, 2005, the stockholders of the Company and iPCS adopted the definitive merger agreement.

On July 1, 2005 (the “Effective Time”), iPCS completed the merger with the Company, pursuant to the terms of the Merger Agreement, dated as of March 17, 2005, by and between iPCS and the Company. Pursuant to the Merger Agreement, the Company, in a tax-free, stock-for-stock transaction, merged with and into iPCS, with iPCS surviving the merger. Horizon PCS stockholders received 0.7725 shares of iPCS common stock for each share of Horizon PCS common stock they held as of the Effective Time. Each option to purchase shares of Horizon PCS common stock outstanding as of the Effective Time was, at the time of the merger, converted into an option to purchase a number of shares of iPCS common stock equal to the number of shares of Horizon PCS common stock for which such option may be exercised multiplied by 0.7725, at an exercise price equal to the original exercise price divided by 0.7725. As of July 1, 2005, the senior notes of the Company became the direct obligations of iPCS.

In conjunction with the closing of the merger, various severance and retention packages were issued to certain key employees.  In addition, the Company modified the exercise period for stock options for certain employees. (see Note 4).

NOTE 4 - Summary of Significant Accounting Policies

Principles of Consolidation and Use of Estimates

The consolidated financial statements include the financial statements of Horizon PCS, Inc. and its wholly owned subsidiaries. All significant intercompany balances and transactions have been eliminated.

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition

The Company recognizes revenues when persuasive evidence of an arrangement exists, services have been rendered, the price to the buyer is fixed or determinable, and collectibility is reasonably assured. The Company recognizes service revenue from the Company’s subscribers as they use the service. The Company pro-rates monthly subscriber revenue over the billing period and records airtime usage in excess of the pre-subscribed usage plan. The Company’s subscribers pay an activation fee when they initiate service. The Company reduces recorded service revenue for billing adjustments. Effective July 1, 2003, the Company adopted EITF No. 00-21, Accounting for Revenue Arrangements with Multiple Deliverables. This EITF guidance addresses accounting for arrangements that involve multiple revenue-generating activities. In applying this guidance, separate contracts with the same party, entered into at or near the same time, will be presumed to be a bundled transaction, and the consideration will be measured and allocated to the separate units of the arrangement based on their relative fair values. The guidance in EITF No. 00-21 became effective for revenue arrangements entered into for quarters beginning after June 15, 2003. The Company elected to apply this guidance prospectively from July 1, 2003. Prior to the adoption of EITF No. 00-21, under the provisions of SAB No.101, the Company accounted for the sale of its handsets and subsequent service to the customer as a single unit of accounting because the Company’s wireless service is essential to the functionality of the Company’s handsets. Accordingly, the Company deferred all activation fee revenue and its associated direct costs and amortized these revenues and costs over the average life of the Company’s subscribers, which the Company estimates to be 24 months. Under EITF No. 00-21, the Company no longer needs to consider whether customers can use their handsets without the Company’s wireless service provided to them. Because the Company meets the criteria stipulated in EITF No. 00-21, the adoption of EITF No. 00-21 requires the Company to account for the sale of the handset as a separate unit of accounting from the subsequent service to the customer. With the adoption of EITF No. 00-21, the Company now recognizes activation fee revenue generated from the Company’s retail stores as equipment revenue. In addition, the Company recognizes the portion of the direct activation fee costs related to the handsets sold in the Company’s retail stores. Subsequent to July 1, 2003, the Company has continued to apply the provisions of SAB No. 101 and has deferred and amortized activation fee revenue and costs generated by subscribers activated in channels other than through the Company’s retail stores.

The Company participates in the Sprint PCS national and regional distribution program in which national retailers such as RadioShack and Best Buy sell Sprint PCS products and services. In order to facilitate the sale of Sprint PCS products and services, national retailers purchase wireless handsets from Sprint for resale and receive compensation from Sprint for products and services sold. For industry competitive reasons, Sprint subsidizes the price of these handsets by selling the handsets at a price below cost. Under the Company’s affiliation agreements with Sprint, when a national retailer sells a handset purchased from Sprint to a subscriber in the Company’s territory, the Company is obligated to reimburse Sprint for the handset subsidy that Sprint originally incurred. The national retailers sell Sprint wireless services under the Sprint and Sprint PCS brands and marks. The Company does not receive any revenues from the sale of wireless handsets by national retailers. The Company classifies these Sprint wireless handset subsidy charges as a sales and marketing expense for a wireless handset sale to a new subscriber and classifies these subsidies as a cost of service for a wireless handset upgrade to an existing subscriber.

Stock-Based Compensation

The Successor Company has adopted the provisions of SFAS No. 123 (Revised 2004), Share-Based Payment (“SFAS No. 123R”). Pursuant to SFAS No. 123R, the Company measures the cost of employee services received in exchange for the award of equity instruments based on the fair value of the award as of the date of grant using the Black-Scholes option pricing model. The fair value is recognized in the consolidated statements of operations on a straight-line basis over the expected life of the equity instruments.

In October 2004, the Successor Company adopted a stock option plan pursuant to which the Company’s board of directors may grant stock options to officers, key employees and certain directors. The new stock option plan authorized grants of options to purchase up to 986,702 shares of authorized but unissued common stock. These stock options have 10 year terms and vest equally in six month increments over three years from the date of grant.   There were no options granted in the six months ended June 30, 2005.

The total compensation cost that was charged against income for the plan was approximately $5.3 million for the six months ended June 30, 2005. Of this total stock compensation expense, $1.5 million was based on the fair value of the options.  The fair value of the options granted in 2004 was estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions:

Successor Company
Expected dividend yield	0.00%
Forfeiture rate	10.0%
Risk-free rate	3.1%
Expected volatility	130.0%
Expected life (in years)	3.0

During the six months ended June 30, 2005, 419,348 options were modified to extend the exercise period upon termination of the employee, resulting in a new measurement date.  The fair value of the modified options was estimated immediately prior to the modification using the weighted-average assumptions listed below and the old exercise period.  The fair value of the modified options was then valued immediately after the modification using these same weighted-average assumptions and the new exercise period.  The difference in the fair value of the two calculations resulted in an additional $0.6 million of non-cash stock compensation expense, which is included in the $5.3 million of total stock compensation expense for the six months ended June 30, 2005.

The fair value of the modified options was estimated using the Black-Scholes option pricing model with the following weighted average assumptions:

Successor Company
Expected dividend yield	0.00%
Forfeiture rate	10.0%
Risk-free rate	3.34%
Expected volatility	130.0%
Expected life (in years)	Varies depending on exercise period

In anticipation of the merger with iPCS (see Note 3), several employees were terminated resulting in the acceleration of their options in accordance with their employment agreements. This accelerated vesting resulted in the recognition of an additional $3.2 million of non-cash stock compensation expense during the six months ended June 30, 2005.  This amount is also included in the total $5.3 million of stock compensation expense for the six months ended June 30, 2005.

A summary of the Successor Company’s option activity under the plan during the six months ended June 30, 2005, is as follows:

	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value (in thousands)
Outstanding as of December 31, 2004	778,381	$17.76
Granted	—	—
Exercised	—	—
Forfeited	(3,000)	17.76
Outstanding as of June 30, 2005	775,381	$17.76	9.31	$5,442

All options were issued at $17.76 and 129,230 were exercisable as of June 30, 2005. As of June 30, 2005, there was approximately $4.7 million of total unrecognized compensation cost related to non-vested share-based compensation arrangements granted under the plan. That remaining cost is expected to be recognized over a weighted-average period of 1.48 years.

In 1999, the Predecessor Company adopted a stock option plan pursuant to which the board of directors could grant stock options to officers, key employees and certain non-employees. These stock options were cancelled as part of the Company’s plan of reorganization (see Note 2).

The Predecessor Company applied APB Opinion No. 25 in accounting for the options granted to officers and key employees, and SFAS No. 123 in accounting for the options granted to certain non-employees, under its 1999 plan. The accompanying consolidated financial statements reflect non-cash compensation charges relating to the Predecessor Company of approximately $0.1 million for the six months ended June 30, 2004.

For the six months ended June 30, 2004, if compensation expense for the stock option grants had been determined on fair value at the grant date consistent with the requirements of SFAS No. 123, the Company’s net loss and net loss would have been the pro forma amounts below (in thousands):

Predecessor Company
For the Six Months Ended June 30, 2004

Net income attributed to common stockholders — as reported	$17,551
Add stock-based employee compensation expense included in reported net income	97
Deduct total stock-based employee compensation expense determined under fair value base method for all awards, net of related tax effects	(97)
Pro forma net income attributed to common stockholders	$17,551

Net Loss Per Share

The Company computes net loss per common share in accordance with SFAS No. 128, Earnings per Share. Basic and diluted net loss per share attributed to common stockholders is computed by dividing net loss attributed to common stockholders for each period by the weighted-average outstanding common shares. No conversion of common stock equivalents has been assumed in the calculation since the effect would be antidilutive. As a result, the number of weighted-average outstanding common shares as well as the amount of net loss per share is the same for basic and diluted net loss per share calculations for the period presented. The only items that could potentially dilute earnings per share in the future are common stock options. The common stock options will be included in the diluted earnings per share calculation when dilutive. Net loss per share for the Predecessor Company, which is the period prior to October 1, 2004, is not shown as the common stock of the Predecessor Company was cancelled as part of the Plan of Reorganization, and therefore is no longer meaningful.

Recent Accounting Pronouncements

In December 2004, the FASB issued SFAS No. 123 (revised 2004), Share-Based Payment, which replaces SFAS No. 123, Accounting for Stock-Based Compensation, and supercedes APB Opinion No. 25, Accounting for Stock Issued to Employees. SFAS No. 123R requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values. The pro forma disclosures previously permitted under SFAS No. 123 no longer will be an alternative to financial statement recognition. SFAS No. 123R has been adopted as discussed in Note 4 and did not have a material effect on our consolidated financial statements.

In May 2005, the FASB issued SFAS No. 154, Accounting Changes and Error Corrections,  which changes the requirements for the accounting and reporting of a change in accounting principle.  SFAS No. 154 replaces APB Opinion No. 20 and SFAS No. 3 and eliminates the requirement to include the cumulative effect of changes in accounting principle in the current period of change and instead, requires that changes in accounting principle be retrospectively applied.  SFAS No. 154 is effective for accounting changes made in fiscal years beginning after December 15, 2005.  The implementation of SFAS No. 154 did not have a material impact on the Company’s financial position, results of operations or cash flows.

NOTE 5 - Sprint Agreements

Under the Sprint Agreements, Sprint provides the Company significant support services such as billing, collections, long distance, customer care, network operations support, inventory logistics support, use of the Sprint and Sprint PCS brand names, national advertising, national distribution, and product development. Additionally, the Company derives substantial roaming revenue and expenses when Sprint’s and Sprint’s network partners’ PCS wireless subscribers incur minutes of use in the Company’s territories and when the Company’s subscribers incur minutes of use in Sprint and other Sprint network partners’ PCS territories. These transactions are recorded in roaming revenue, cost of service, cost of equipment, and selling and marketing expense captions in the accompanying consolidated statements of operations. Cost of service and roaming transactions include long distance charges, roaming expense, and the costs of services such as billing, collections, and customer service and other pass-through expenses. Cost of equipment transactions relate to inventory purchased by the Company from Sprint under the Sprint Agreements. Selling and marketing transactions relate to subsidized costs on handsets and commissions paid by the Company under Sprint’s national distribution program. The 8% management fee is included in general and administrative. Amounts recorded relating to the Sprint Agreements for the six months ended June 30, 2005 and 2004 are as follows (in thousands):

	Successor Company	Predecessor Company
	For the six months ended June 30, 2005	For the six months ended June 30, 2004
Roaming revenue	$25,424	$26,967
Cost of service:
Roaming	17,117	21,366
Billing and customer care	7,422	9,359
Long distance	2,931	4,944
Total cost of service	27,470	35,669
Cost of equipment	4,154	2,942
Selling and marketing	887	449
General and administrative:
Affiliation fee	4,645	7,051
	$37,156	$46,111

On March 16, 2005, the Company entered into a new addendum to its affiliation agreements with Sprint. This addendum implemented the “price simplification” provisions of similar addenda which Sprint has entered into with most of the other PCS affiliates of Sprint. Under this simplification, service bureau fees will be charged at a monthly rate per subscriber of $7.00 for 2005 and $6.75 for 2006; cost per gross addition services will be charged at a monthly rate of $22.00 per gross subscriber addition in the Company’s markets through 2006. With respect to roaming charges, the addendum establishes a reciprocal roaming rate for voice subscribers within the Sprint network of $0.058 per minute through December 31, 2006. Beginning on January 1, 2007, the reciprocal roaming rate will change annually to equal 90% of Sprint PCS’ retail yield for voice usage from the prior year. With respect to several of its markets in western Pennsylvania and eastern Pennsylvania, the Company receives the benefit of a special reciprocal rate of $0.10 per minute. Under the addendum, this special $0.10 rate will terminate, with respect to each of these two sets of markets, on the earlier of December 31, 2011 or the first day of the calendar month which follows the first calendar quarter during which the Company achieves a subscriber penetration rate of at least 7% of its covered population.

NOTE 6 — Sprint Transactions

In August 1999, the Company entered into a wholesale network services agreement with the West Virginia PCS Alliance, L.C. and the Virginia PCS Alliance, L.C.. (the Alliances), two related, independent PCS providers whose network is managed by NTELOS.  Under the network services agreement, the Alliances provided the Company with the use of and access to key components of their network in most of Horizon’s markets in Virginia and West Virginia.  The initial term was through June 8, 2008, with four automatic ten-year renewals.

On May 12, 2004, the Company executed two related agreements with Sprint PCS, which pertained to the sale of most of its assets in the NTELOS markets to Sprint PCS, the termination of the Company’s contractual relationship with Sprint PCS in the Company’s NTELOS markets in Virginia and West Virginia and the settlement of existing litigation and billing disputes between Sprint PCS and the Company.  On June 1, 2004, the Bankruptcy Court’s order of approval became final, and on June 15, 2004, the parties closed the Sprint transaction.

Under an Asset Purchase Agreement, Sprint PCS paid the Company approximately $33.0 million, net of the Company’s payment of $4.0 million to settle disputed charges, to acquire the Company’s economic interests in approximately 92,500 subscribers in the Company’s NTELOS markets.  In addition to the subscribers, this transaction also included the Company’s transfer to Sprint PCS of seven retail store leases and related store assets in these markets, with a net book value of approximately $1.6 million.  At the closing, Sprint PCS assumed responsibility for the marketing, sales and distribution of Sprint PCS products and services in these markets.  Pursuant to a motion  with the Bankruptcy Court, the Company rejected the Company’s network service agreement with NTELOS, effective upon the closing of this Sprint transaction.  The net gain of $46.1 million is included in gain on disposal of property and equipment in the accompanying consolidated statements of operations for the six months ended June 30, 2004.

 On February 1, 2005, the Company entered into an amendment to the June 2004 Asset Purchase Agreement. The amendment resulted in a payment of approximately $0.1 million to the Company by Sprint. On February 1, 2005, the Company entered into a second Asset Purchase Agreement to sell approximately 1,600 subscribers in the Company’s Ironton, Ohio market to Sprint for approximately $0.6 million.   The net gain of approximately $0.7 million is included in gain on disposal of property and equipment in the accompanying consolidated statements of operations for the six months ended June 30, 2005.

NOTE 7 - Intangible Assets

In connection with the Company’s emergence from bankruptcy on September 30, 2004, the Company recorded intangible assets related to the fair value of owned licensed spectrum, its subscriber base and the Sprint affiliation agreements. The owned licensed spectrum was determined to have an indefinite life as it is expected to be renewed with minimal effort and cost. The subscriber base is being amortized on a straight-line basis over 24 months, which is the estimated average life of a customer. The intangible asset for the Sprint affiliation agreement is being amortized over the remaining life of the Sprint affiliation agreements, or 164 months. For the six months ended June 30, 2005, the Company incurred approximately $17.8 million of amortization expense.

Future amortization for the next five years is as follows (in thousands):

	Year Ended December 31
	2005	2006	2007	2008	2009
Owned licensed spectrum	$—	$—	$—	$—	$—
Subscriber base	31,575	23,681	—	—	—
Sprint affiliation agreements	4,098	4,098	4,098	4,098	4,098
	$35,673	$27,779	$4,098	$4,098	$4,098

NOTE 8- Related Parties

Horizon Personal Communications, Inc. (“HPC”), one of the Company’s operating subsidiaries, has entered into a service agreement with Horizon Services, Inc. Horizon Services is a wholly owned subsidiary of Horizon Telcom, Inc., the Company’s largest stockholder prior to the effective date of the Company’s plan of reorganization on October 1, 2004. Thomas McKell, a former director and the father of the Company’s CEO, is the President, a director and stockholder of Horizon Telcom.

Horizon Services provides services to HPC and Bright PCS including insurance functions, accounting services, computer access and other customer relations, human resources, and other administrative services that the Company would otherwise be required to undertake on its own. These agreements have a term of three years, with the right to renew the agreement for additional one-year terms each year thereafter. The Company has the right to terminate each agreement during its term by providing 90 days’ written notice to Horizon Services. Horizon Services may terminate the agreement prior to its expiration date only in the event that the Company breaches its obligations under the services agreement and the Company does not cure the breach within 90 days after the Company receives written notice of the breach from Horizon Services. Horizon Services is entitled to direct labor charges at cost and expenses and costs that are directly attributable to the activities covered by the agreement on a direct allocation basis from the Company for services provided.

The agreement provides that Horizon Services’ obligations do not relieve the Company of any of its rights and obligations to its subscribers and to regulatory authorities having jurisdiction over them. Horizon Services received compensation from the Company of approximately $1.5 million and $2.5 million for the six months ended June 30, 2005 and 2004, respectively.

On July 1, 2005, iPCS gave Horizon Services 90 days notification whereby it terminated its services for accounting and human resources.  iPCS plans to continue using information technology and administrative services as provided by Horizon Services.

The Company leases its principal office space and the space for certain equipment from The Chillicothe Telephone Company, a former affiliate of the Company prior to the Company’s emergence from bankruptcy and a wholly owned subsidiary of Horizon Telcom. Under the lease, the Company paid The Chillicothe Telephone Company $60,000 in each of the six months ended June 30, 2005 and 2004. The Company believes the lease was made on terms no less favorable to the Company than would have been obtained from a non-affiliated third party. The lease term expires in May 2007. The Company also has a reciprocal agreement with The Chillicothe Telephone Company for the usage of various circuits by The Chillicothe Telephone Company and the Company.

NOTE 9— Subsequent Event

On July 22, 2005, iPCS caused HPC and Bright Personal Communications Services, LLC (“Bright”) to file a complaint (the “Complaint”) against Sprint Corporation, WirelessCo, L.P., Sprint Spectrum L. P., SprintCom, Inc., Sprint Communications Company L.P. and Nextel Communications in the Court of Chancery of the State of Delaware, New Castle County.  The Complaint alleged, among other things, that following the consummation of the anticipated merger between Sprint and Nextel Communications, Inc., Sprint would breach its exclusivity obligations under its management agreements, as amended, with HPC and Bright.  The Company sought among other things, a temporary restraining order, a preliminary injunction and a permanent injunction enjoining Sprint and those acting in concert with it from engaging in certain conduct post-closing that would violate the Company’s affiliation agreements with Sprint PCS.

A trial was conducted in the Delaware Court of Chancery in early 2006.  On August 4, 2006, the court issued its decision and, on September 7, 2006, a final order and judgment effecting the court’s decision was issued.  The final order and judgment provides that:

•                  Sprint Nextel will violate the implied duty of good faith and fair dealing if it offers iDEN products and services using the same Sprint brand and marks that HPC and Bright (collectively, the “Plaintiffs”) have used or are using in connection with their sale of Sprint PCS Products and Services (the “Sprint pcs brand and/or marks”) or a brand or mark confusingly similar to the Sprint pcs brand or marks in Plaintiffs’ Service Areas.  Sprint Nextel may re-brand the legacy Nextel stores in Plaintiffs’ Service Areas, but it must do so in a way that does not create a likelihood of confusion in the minds of consumers as to the sponsor of the store or which products and services are available in it, and it may not use the new Sprint logo.

•                  Within Plaintiffs’ Service Areas, Sprint Nextel and those acting in concert with it are enjoined from offering iDEN products and services that use the same or confusingly similar brands or marks as the Sprint pcs brand or marks; provided that Sprint Nextel is not enjoined or otherwise prohibited from conducting national advertising offering iDEN products and services that use the same or similar brands and marks as the Sprint pcs brands or marks, subject to appropriate disclaimers regarding availability in certain markets.

•                  Within Plaintiffs’ Service Areas, Sprint Nextel and those acting in concert with it are enjoined from re-branding the legacy Nextel stores with the new Sprint logo or the same or confusingly similar brands or marks as the Sprint pcs brand and marks.

•                  In light of certain operational and confidentiality representations made by Sprint Nextel, Plaintiffs’ claims and requests for relief against such future Sprint Nextel behavior are not ripe for adjudication and therefore are denied.  If, however, Sprint Nextel in the future breaches these representations, the court will promptly entertain a request for appropriate relief.

•                  Plaintiffs’ claims for tortious interference and civil conspiracy against Nextel were dismissed with prejudice.